                                                                    Exhibit 12.1


                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)


                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------------------
                                                                            RESTATED
(In millions, except ratio)                                     2003         2002         2001         2000         1999
---------------------------                                   --------     ---------    --------     --------    ---------

EARNINGS AS DEFINED:

Income (loss)  before  income taxes,  cumulative  effect
   of accounting  change, minority interest and income
   or loss from equity investees                              $  126.5     $    74.4    $  (44.3)    $  100.6    $   123.1

Fixed charges                                                 $   51.9     $    59.5    $   69.2     $   81.7    $    48.7
                                                              ========     =========    ========     ========    =========

Earnings as defined                                           $  178.4     $   133.9    $   24.9     $  182.3    $   171.8
                                                              ========     =========    ========     ========    =========

FIXED CHARGES AS DEFINED:

Interest expense, including amortization of
   deferred finance charges                                   $   32.0     $    36.5    $   45.9     $   59.3    $    35.9

Portion of rental expense representative of the
   interest factor                                            $   19.9     $    23.0    $   23.3     $   22.4    $    12.8
                                                              ========     =========    ========     ========    =========

Fixed charges as defined                                      $   51.9     $    59.5    $   69.2     $   81.7    $    48.7
                                                              ========     =========    ========     ========    =========

RATIO OF EARNINGS TO FIXED CHARGES (1)                            3.44          2.25          --         2.23         3.53
                                                              ========     =========    ========     ========    =========

(1) Due to restructuring charges in 2001 of $73.2 million (of which $7.8 million was included in cost of goods sold), additional earnings of $44.3 million would have been necessary to cover fixed charges.